Exhibit 10.10

Presto Automation Inc.

985 Industrial Road

San Carlos, CA 94720

April 25, 2023

Xavier Casanova

13036 Houston Court

Saratoga, CA 95070

Re:Offer of Employment

Dear Xavier,

We are delighted that you have been promoted to Chief Operating Officer of Presto Automation Inc., a Delaware corporation, including any subsidiaries or affiliates (the “Company”), on the following terms and conditions:

1.	Title; Function; Duties:

a.	Your title during the Term shall be Chief Operating Officer (COO). You will have duties and responsibilities appropriate to this position, as well as other duties and responsibilities as may be assigned from time to time by the Company by (i) the CEO or the Interim CEO, as the case may be and (ii) the Board of Directors of the Company (the “Board” and, together with the CEO or the Interim CEO, “Company Leadership”). You shall serve the Company faithfully and to the best of your ability and shall devote your full time, energy, experience and talents to the business of the Company; provided, however, that you may manage your personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as you may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, your duties hereunder or conflict with any of your other obligations to the Company.

b.	You shall report directly to the CEO or the Interim CEO, as the case may be and have a dotted reporting relationship to the Board.

2.	Start Date: The term of your employment as COO shall begin on March 24, 2023 (the “Start Date”) and continue until otherwise determined by the Company Leadership (the “Term”).

3.	Work Location: Your work location will be Presto’s headquarters or your home office in CA (or such other location as designated by the Company from time to time), subject to required business travel.

4.	Base Salary; Expenses: You will receive a base salary (“Base Salary”) at the rate of 340,000 per annum (less applicable tax withholdings and authorized deductions), payable in accordance with the Company’s regular payroll practices. Your position is classified as exempt and, therefore, you are not eligible to receive payment for overtime. You will be reimbursed for reasonable business expenses actually incurred by you in connection with your employment in accordance with the Company’s expense reimbursement policies.

5.	Discretionary Bonus:

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a.	You are eligible to receive a discretionary bonus (the “Bonus”) of fifty percent (50%) of your Base Salary for the period from the Start Date through the end of Presto’s current fiscal year, June 30, 2023 (the “Initial Term”). 100% of the Bonus, if paid, would equal $40,650 on a pro-rated basis for the Initial Term.

The amount of the Bonus awarded to you shall be determined by the Company Leadership in its sole discretion based upon targets mutually agreed upon by you and the Company Leadership.  The Bonus shall be reviewed by Company Leadership annually but, in no event, shall your Bonus be less than 50% of your annual Base Salary.

b.	Any such Bonus shall be payable (less applicable tax withholdings and authorized deductions) to you within thirty (30) days of the end of the Initial Term or subsequent Terms provided that you must be employed on the bonus payment date to receive any such Bonus. You will not, however, receive any such bonus (or any pro-rated portion thereof) if you have resigned (or provided notice thereof) or been terminated for any reason by the Company (or received notice thereof) prior to the date that the Company pays such bonuses, if any, to its employees.

c.	You shall receive a bonus of $68,210 (the “CPO Bonus”) upon the execution of this letter, such bonus which was due under your offer letter dated July 15, 2022 (the “July Offer Letter”) for your prior position of Chief Product Officer since it has not been paid to you to date. The CPO Bonus is the pro-rated amount of the $100,000 bonus set forth in the July Offer Letter, covering the period from July 18 ,2022 until March 24, 2023.

6.	Equity: You will also receive 140,000 Restricted Stock Units (RSUs) (the “Equity Grant”) as of the Start Date in consideration of your position as COO, according to the Company-wide vesting schedule of four (4) years and in accordance with the terms of the 2022 Equity Incentive Plan (“RSU Form”) which is incorporated herein by reference. The Vesting Commencement Date shall be the Start Date. This Equity Grant is payable (less applicable tax withholdings and authorized deductions) to you as long as you are serving as the Company’s COO.

7.	Conditions of Employment. During the period of your employment, you shall adhere to all requests and directives, written or verbal, of the Company Leadership with respect to the Company's strategic or operational direction. You shall consult the Company Leadership prior to taking material actions that affect key Company strategy, operations, and other matters, and allow the Company Leadership to deliberate and evaluate such matters in a timely manner. Should there be a question of what is “material”, you shall deem that the matter in question is material and consult with the Company Leadership.

8.	Benefits: Because you are already a Company employee, you will continue to participate in the benefit plans offered by the Company, including a group health insurance plan, subject to the terms and conditions of the applicable plan documents (including any eligibility and vesting requirements). Such plans may be amended or terminated, in whole or in part, at any time in the sole discretion of the Company.

9.	Paid Time Off: You will be eligible for paid time off days each calendar year (pro-rated for any partial calendar years of employment), in accordance with the Company’s paid time off policies.

10.	At-Will Employment: Your employment, however, is on an “at will” basis and may be terminated by either you or the Company at any time, with or without cause and with or without notice. Nothing herein is intended to alter the at will status of your employment.

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11.	Termination/Severance. In the event that you are terminated without Cause or you resign due to a material adverse change in the nature or status of your responsibilities and duties as set forth herein except with respect to any corporate action initiated or recommended by you (the date of either such termination shall be the “Termination Date”), you shall receive, as severance, (i) six (6) months of your Base Salary paid in accordance with the Company’s regular payroll schedule and (ii) your Bonus, pro-rated to the Termination Date (with (i), “Severance”). In addition, your granted but unvested Equity Grant shall continue to vest, in accordance with the schedule set forth herein, for four months following the Termination Date. Lastly, following the Termination Date, you shall be eligible for Company-wide benefits in accordance with Company policy and applicable law.

For the purposes of this agreement, “Cause” shall be defined as:

a.	the willful and material breach by you of any provision of this Agreement or any other written agreement between you and the Company, which breach continues without the cure thereof (if capable of being cured) by you for a period of thirty (30) days following written notice thereof from the Company to you; identifying in reasonable detail the alleged breach;
b.	the fraudulent or criminal conduct by you and/or your conviction of or plea of guilty or nolo contendere with respect to felonious criminal conduct;
c.	any breach of your fiduciary duties to the Company or any unauthorized disclosure of any material Confidential Information as defined herein;
d.	your chronic alcoholism or chronic unlawful drug use, or your repeated commission of any acts involving moral turpitude, which, in each case, interferes with your performance as a senior executive of the Company or has a material adverse effect on your reputation of or on the Company or on the products or trademarks of the Company; or
e.	the commission by you of any willful, reckless, or grossly negligent act or failure to act in connection with the performance of your duties to the Company or any commission by you of any material act of dishonesty or fraudulent behavior, that, in each case, materially interferes with your performance as a senior executive of the Company or has a material adverse effect on your reputation or on the Company or on the products or trademarks of the Company that, if curable, continues without the satisfactory cure thereof by you for a period of thirty (30) days following written notice thereof from the Company to you, identifying in reasonable detail the alleged facts giving rise to Cause.

12.	Confidential Information: During and as a result of your employment, you will have access to or become familiar with or develop information, contained in any medium and whether or not in writing, of a confidential or proprietary nature (regardless of whether it is marked as such) that pertains to the actual or prospective business, financial affairs or operations of the Company to which you have any duties or responsibilities or about which you obtain confidential information, whether having existed, now existing or created during your employment and that is not publicly-available or known to its and their respective competitors (collectively, “Confidential Information”). Such Confidential Information includes, but is not limited to, (a) information relating to the Company’s business, operations, customers, clients, suppliers and vendors, including, but not limited to, information received from third parties under confidential conditions, business plans, customer lists, customer files, pricing, products and services offered or in development, strategic direction, marketing strategies and plans, software, technologies, systems designs, procedures, formulas, processes, research, financial data and results of operations; and (b) other know-how, ideas, inventions, discoveries, techniques, concepts, trade secrets, and methodologies and technical, business, or financial information relating to the business of the Company. You acknowledge that the Confidential Information is, among other things, not readily

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available to the public, extremely valuable to the Company’s operations, and the Company has expended great effort and significant funds in developing, and maintaining the confidentiality of, the Confidential Information. Without limiting any other confidentiality obligations you may owe to the Company, you agree to treat and preserve all Confidential Information as strictly confidential and not to disclose any Confidential Information, directly or indirectly, or use it in any way or for any purpose, either during your employment with the Company or any time thereafter, except as required in the course of your employment for the Company, unless and until (a) such Confidential Information has become publicly-available other than through your breach of any confidentiality obligations or through a third party’s breach of confidentiality obligations owed to the Company or (b) you are required by law or regulation or legally compelled by court order or legal process (provided that, in such cases, to the extent permitted by law, you must provide prompt notice to the Company prior to responding to such court order or legal process and cooperate with the Company if it elects to contest such court order or legal processor or to obtain a protective order or to otherwise restrict such disclosure, and you only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order). You further agree not to copy or record or allow to be copied or recorded any such Confidential Information, except as required in the course of your employment.

(b) Notwithstanding anything to the contrary in this Section 11, you are not prohibited from reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations, or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company).

13.	Return of Property: You agree to deliver promptly to the Company upon the termination of your employment for any reason or at any time upon the Company’s request all documents, materials and computer media in any form (and all copies thereof) belonging to the Company or containing Confidential Information and all property of the Company.

14.	Policies: You will be subject to all policies and procedures as currently in effect for the Company’s employees and as may be established and/or amended from time to time, including but not limited to, all terms and conditions in any employee handbook applicable to the Company’s employees.

15.	Governing Law; Severability. This offer letter is governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles. The Company and you hereby irrevocably and unconditionally agree that the exclusive jurisdiction for any disputes arising out of or relating to this offer letter or your employment with the Company shall be the state and federal courts located within the State of California. With respect to any order or judgment obtained in accordance with the immediately preceding sentence, any party may enforce such order or judgment in any court having personal jurisdiction over the party against whom the order or judgment will be enforced. If any provision of this offer letter is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and you agree that such provision shall be modified to make it enforceable to the maximum extent possible under applicable law. If any provision of this offer letter is declared invalid, illegal or unenforceable for any reason in any jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this offer letter in full force and effect.

16.	Successors and Assigns. This offer letter shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and you and your heirs, executors, administrators, and successors; provided that the services provided by you are of a personal nature and you cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of your rights, or

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obligations under this Agreement (and any such purported action by you shall be null and void); provided further that the Company may assign this offer letter to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

17.	Entire Agreement; No Reliance; Modification. You acknowledge that you have not relied on any oral or written promises, representations or understandings other than those explicitly stated in this offer letter, that this offer letter constitutes the entire understanding of the parties regarding the subject matter hereof, and that this offer letter supersedes all prior or contemporaneous oral or written promises, representations or understandings regarding your employment with the Company. This offer letter cannot be modified except in a writing (other than an email) signed by an authorized member of the Company Leadership (other than yourself).

18.	Counterparts; Original. This offer letter may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy (or electronic signature) of any party’s executed counterpart of this offer letter will be deemed to be an executed original thereof.

19.	Work Status. This offer of employment (and continued employment) is contingent upon your maintaining authorization to be employed in the United States commensurate with the business needs of the Company.

20.	Conflict of Interest. By signing below, you represent that you are not bound by the terms of any agreement with any person or entity which restricts in any way the performance of your expected job duties with the Company.

21.	Acceptance. This offer will remain valid until April 13, 2023. If you accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to the Company. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter. Should you have anything else that you wish to discuss, please do not hesitate to reach out to Human Resources at hr@presto.com.

Signatures on the next page

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The parties hereto have executed this Agreement as of the Effective Date.

PRESTO AUTOMATION INC.XAVIER CASANOVA

By: _/s/ Krishna Gupta______________ By: /s/ Xavier Casanova________

Name: Krishna Gupta Name: Xavier Casanova

Title: Interim CEOTitle: Chief Product Officer

Date: _______________________________Date: _______________________________

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